UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2008

CLEAN HARBORS, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	0-16379	04-2997780
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

42 Longwater Drive, Norwell, Massachusetts		02061-9149
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (781) 792-5000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On December 9, 2008, acting on the recommendation of the Compensation Committee of the Board of Directors of Clean Harbors, Inc. (the “Company”), the Board adopted a Management Incentive Plan (the “MIP”) which will be effective for 2009 and subsequent fiscal years. The MIP sets forth the terms under which the Compensation Committee, which is composed solely of directors who are “independent directors” within the meaning of the listing requirements of the primary stock exchange on which the Company’s common stock may then be listed, may award to senior managers of the Company and its subsidiaries (other than the Company’s Chief Executive Officer) bonuses payable in cash based upon the level of corporate performance or satisfaction of certain other objective goals established by the Compensation Committee during the first 90 days of each year. The Compensation Committee shall be responsible for determining the terms and potential amounts of annual MIP bonuses. To the extent earned for any fiscal year, such bonuses will be payable by March 15 of the following year.

The MIP provides that the Compensation Committee will approve during the first 90 days of each fiscal year one or more Performance Criteria and Levels of Achievement which will be used in determining the extent, if any, to which MIP bonuses (which shall be expressed as a percentage of each participant’s actual earned base salary) will be earned for that fiscal year. Performance Criteria may be based on one or more of the following: the Company’s consolidated revenues, consolidated earnings before consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”), ratio of EBITDA to consolidated revenues (“EBITDA Margin”), earnings per share, or such other objective criteria as the Committee shall deem appropriate. Such Performance Criteria may be based on the Company’s absolute performance under such measure for the year and/or upon a comparison of such performance with the performance of the Company in a prior period or the performance of a peer group of companies.  The Performance Criteria and related annual MIP bonuses may also be based upon the Company’s performance over either one or more of the Company’s fiscal years. The MIP provides that, in connection with each such Performance Criteria, the Compensation Committee has authority to establish a Minimum Level of Achievement, a Target Level of Achievement, and a Maximum Level of Achievement which will determine the amount of MIP Bonuses which may potentially be earned.

The MIP also provides that, in the case of certain participants in the MIP which are members of the executive staff who report directly to the Company’s Chief Executive Officer, the Committee will have authority to award Supplemental Executive Incentive Bonuses up to a specified percentage of base compensation if such participant(s) meet or exceed during a fiscal year Personal Goals established by the Committee for such participant(s) on or before the 90th day of such year or the 30th day on which such participants become members of the executive staff. For such purpose, “Personal Goals” mean goals applicable to a fiscal year which are established by the Committee on the advice of the Company’s Chief Executive Officer with respect to an individual participant or group of participants. Such Personal Goals may include, in the Committee’s discretion, as examples and without limitation, such factors as the performance of a business unit of the Company or a subsidiary for which such participant(s) have responsibility or satisfaction of other objective criteria such as hiring of key employees or improvement in health, safety and compliance statistics. However, in no event shall the aggregate annual MIP bonus (including any such Supplemental Executive Incentive Bonus) awarded to any member of the executive staff exceed the annual MIP bonus which such participant would have received for such fiscal year if the Performance Criteria established under the MIP based on overall corporate performance had been achieved at the Maximum Level of Achievement.

The Company anticipates that the Board’s adoption of the MIP will likely result in future payment of performance-based cash bonuses to senior managers (other than the Chief Executive Officer) and other employees similar to the bonuses which the Compensation Committee has approved in the past. However, the Board’s adoption of the MIP will further clarify the terms, conditions and other criteria for the potential future award by the Compensation Committee of such cash bonuses on an annual basis.

Item 9.01. Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits. The following exhibits are being filed herewith:

10.52 Clean Harbors, Inc. Management Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clean Harbors, Inc.
(Registrant)

December 15, 2008	/s/ James M. Rutledge
Executive Vice President and
Chief Financial Officer